Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 000-49806 on Form S-8 of First PacTrust Bancorp, Inc. of our reports dated March 5, 2008 with respect to the consolidated financial statements of First PacTrust Bancorp, Inc., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of First PacTrust Bancorp, Inc. for the year ended December 31, 2007.

Crowe Chizek and Company LLP

Oak Brook, Illinois

March 5, 2008